Exhibit 99.4

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made on September 11, 2019 (“Effective Date”) by and between:

(1)                           LexinFintech Holdings Ltd. (乐信控股有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”); and

(2)                           each of the parties set forth in Schedule I hereto (each, an “Investor”, and collectively, the “Investors”).

The Investors and the Company are herein referred to each as a “Party,” and collectively as the “Parties.”

RECITALS

A.                                    On September 11, 2019, the Company and the Investors entered into a Convertible Note Purchase Agreement (the “Note Purchase Agreement”).

B.                                    In connection with the Note Purchase Agreement and in order to induce the Investors to consummate the transactions contemplated under the Note Purchase Agreement, the Company and the Investors have agreed to enter into this Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.                                      INTERPRETATION

1.1          Definitions.  The following terms shall have the meanings ascribed to them below:

“2017 Registrable Securities” means the “registrable securities” defined under the 2017 Shareholders Agreement.

“2017 Shareholders Agreement” means that certain fourth amended and restated shareholders agreement, dated October 21, 2017, by and among the Company and other parties thereto, as amended.

“ADS” means an American depositary share of the Company, representing two Ordinary Shares as of the date hereof.

“Affiliate” means, with respect to any Person, (i) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person, and (ii) in the case of a natural person, any other Person that is directly or indirectly Controlled by such first Person or is a Relative of such first Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Investor.

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Alternative Transaction” shall have the meaning ascribed to such term in Section 2.2(b).

“Applicable Law” means with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by law to be closed in the PRC, Hong Kong or New York City.

“Company” shall have the meaning ascribed to such term in the Preamble.

“Company Securities” means (i) Ordinary Shares, (ii) securities convertible into or exchangeable for Ordinary Shares, (iii) any options, warrants or other rights to acquire Ordinary Shares and (iv) any depository receipts or similar instruments issued in respect of Ordinary Shares.

“Control” (including the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, provided, that such power shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) of the outstanding voting securities of such Person or the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Effective Date” shall have the meaning ascribed to such term in the Preamble.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form F-3” means Form F-3 (or Form S-3 if the Company is no longer a “foreign private issuer” within the meaning of Rule 405 under the Securities Act) promulgated by the SEC under the Securities Act or any successor form or substantially similar form then in effect, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Form F-3 Request Notice” shall have the meaning ascribed to such term in Section 2.2(a).

“Governmental Authority” any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission, any court, tribunal, judicial or arbitral body of competent jurisdiction, any self-regulatory organization or any stock exchange.

“HKIAC” shall have the meaning ascribed to such term in Section 6.2.

“Holder” means any Person who holds Registrable Securities or any assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

“Initiating Holders” shall have the meaning ascribed to such term in Section 2.1(b).

“Investor” or “Investors” shall have the meaning ascribed to such term in the Preamble.

“Notes” means the convertible note(s) issued under the Note Purchase Agreement and held by any Investor, including any note(s) issued in replacement thereof or in exchange therefor.

“Note Purchase Agreement” shall have the meaning ascribed to such term in the Recital.

“Ordinary Shares” means Class A ordinary shares of the Company, with par value being US$0.0001 per share, and any other security into which such Ordinary Shares may hereafter be converted or changed.

“Party” or “Parties” shall have the meaning ascribed to such term in the Preamble.

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority.

“PRC” means the People’s Republic of China, but, for the purposes of this Agreement, shall not include Hong Kong, the Macau Special Administrative Region or Taiwan.

“Registrable Securities” means (i) the ADSs or Ordinary Shares issuable upon conversion of the Notes, (ii) any ADSs or Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of, the Ordinary Shares described in clause (i), and (iii) any ADSs issued in respect of any Ordinary Shares described in clauses (i) or (ii); provided, however, that ADSs or Ordinary Shares that are Registrable Securities shall cease to be Registrable Securities: (A) to the extent that such ADSs or Ordinary Shares have been sold pursuant to a registration statement that has become effective under the Securities Act or pursuant to Rule 144 under the Securities Act, (B) to the extent an Investor has otherwise transferred such ADSs or Ordinary Shares to a third party transferee without assigning or transferring any of its registration rights hereunder to such transferee, or (C) with respect to a Holder, when such Holder is eligible to sell, transfer or otherwise convey all of such Holder’s Registrable Securities without volume limitation pursuant to Rule 144 under the Securities Act.

“registration” means a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement; and the terms “register” and “registered” have meanings concomitant with the foregoing.

“Request Notice” shall have the meaning ascribed to such term in Section 2.1(a).

“Resale Shelf” shall have the meaning ascribed to such term in Section 2.2(b).

“SEC” means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S.” means the United States of America.

“Violation” shall have the meaning ascribed to such term in Section 3.1.

1.2          Interpretation.  The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.  For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all references in this Agreement to designated “Sections” and other subsections are to the designated Sections and other subsections of the body of this Agreement, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subsection, (v) all references in this Agreement to designated schedules, exhibits and annexes are to the schedules, exhibits and annexes attached to this Agreement unless explicitly stated otherwise, (vi) “or” is not exclusive, (vii) the term “including” will be deemed to be followed by “, but not limited to,” (viii) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, and (ix) the term “day” means “calendar day.”

2.                                      REGISTRATION RIGHTS

2.1          Demand Registration

(a)                                 Request by Holders.  If the Company shall at any time after the Effective Date receive a written request from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.1, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and shall use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within ten (10) Business Days after receipt of the Request Notice, subject only to the limitations of this Section 2.1; provided that the Company shall not be obligated to effect any such registration if (i) the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.1 or Section 2.2, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.3, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration), or (ii) the aggregate market value of the Registrable Securities initially requested to be included in such registration (not including any Registrable Securities subsequently requested to be included in response to the Request Notice), calculated based upon the average closing price of the Registrable Securities for the ten (10) consecutive trading days immediately prior to the date of the Holders’ written request for such registration pursuant to this Section 2.1(a), is less than US$50,000,000.

(b)                                 Underwriting.  If the Holders initiating the registration request under this Section 2.1 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the Request Notice referred to in Section 2.1(a).  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company.  Notwithstanding any other provision of this Section 2.1, if the underwriter(s) advise(s) the Company in good faith in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the initiating Holders); provided, however, that (i) the number of Registrable Securities included in any such registration shall not be reduced to a number below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested and (ii) the number of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s) delivered at least ten (10) days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded or withdrawn (as applicable) from the registration.

(c)                                  Maximum Number of Demand Registrations.  The Company shall have no obligation to effect more than three (3) registrations pursuant to this Section 2.1.

(d)                                 Deferral.  Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.1, a certificate signed by the chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided, further, that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(e)                                  Demand Withdrawal.  A Holder that has requested its Registrable Securities be included in a registration pursuant to Section 2.1(a) may withdraw all or any portion of its Registrable Securities from such registration by written notice to the Company delivered at least ten (10) days prior to the effectiveness of the applicable registration statement; provided that the Company will not be obligated to proceed with the registration if the aggregate market value of the remaining and unwithdrawn Registrable Securities requested to be included in such registration (calculated based upon the average closing price of the Registrable Securities for the ten (10) consecutive trading days immediately prior to the date of the Holders’ written request for such registration pursuant to Section 2.1(a)) is less than US$50,000,000.  A duly withdrawn registration shall not count as a demand registration for purposes of Section 2.1(c).

(f)                                   Expenses.  All expenses incurred in connection with any registration pursuant to this Section 2.1, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company and outside counsel for any Holder, and any fees charged by any depositary bank, transfer agent or share registrar, but excluding underwriters’ discounts and commissions, shall be borne by the Company.  Each Holder participating in a registration pursuant to this Section 2.1 shall bear such Holder’s proportionate share (based on the number of Registrable Securities sold for the account of such Holder in such registration) of all discounts, commissions or other similar amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.  Notwithstanding the foregoing, the Company shall not be required to pay any expense of any registration proceeding begun pursuant to this Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 2.1 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, or if the registration proceeding is terminated for any reason not specifically covered by this Section 2.1(f), then the Company shall be required to pay all of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 2.1.

2.2          Form F-3 Registration

(a)                                 Notice and Registration.  The Company shall use its best efforts to qualify for registration on Form F-3.  If the Company shall receive a written request or requests from any Holder or Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will promptly give written notice (“Form F-3 Request Notice”) of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.  As soon as practicable, the Company shall effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within ten (10) Business Days after the Company provides the foregoing notice; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.2:

(i)                                     if Form F-3 is not available for such offering by the Holders;

(ii)                                  if the Company shall furnish to the Holders a certificate signed by the chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.2; provided that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company;

(iii)                               if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to Section 2.1, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.3, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration); or

(iv)                              if the aggregate market value of the Registrable Securities initially requested to be included in such registration (not including any Registrable Securities subsequently requested to be included in response to the Form F-3 Request Notice), calculated based upon the average closing price of the Registrable Securities for the ten (10) consecutive trading days immediately prior to the date of the Holders’ written request for such registration pursuant to this Section 2.2(a), is less than US$50,000,000.

(b)                                 Resale Shelf; Alternative Transactions.  At any time when the Company is eligible to file a registration statement on Form F-3 for a secondary offering of equity securities pursuant to Rule 415 under the Securities Act (a “Resale Shelf”), any registration statement requested pursuant to this Agreement shall be made as a Resale Shelf.  The Company shall use its reasonable best efforts to keep such Resale Shelf continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Resale Shelf or another registration statement filed under the Securities Act or otherwise cease to be Registrable Securities and (ii) eighteen (18) months after the Resale Shelf becomes effective under the Securities Act.  The Company shall not be required to file more than two (2) Resale Shelf registration statements pursuant to this Section 2.2(b) in any twelve- (12-) month period.  During the period of effectiveness of a Resale Shelf, any resale of shares of Registrable Securities pursuant to this Agreement shall be in the form of a “takedown” from such Resale Shelf rather than a separate registration statement.  The Company shall use its commercially reasonable efforts to cooperate in a timely manner with any request of the Holders in respect of any block trade, hedging transaction or other transaction that is registered pursuant to a Resale Shelf that is not a firm commitment underwritten offering (each, an “Alternative Transaction”), including entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other reasonable assistance in respect of such Alternative Transactions of the type applicable to a public offering, to the extent customary for such transactions.

(c)                                  Underwriting.  If the Holders initiating the registration request under this Section 2.2 intend to distribute the Registrable Securities covered by their request by means of an underwriting, then the provisions of Section 2.1(b) shall apply.

(d)                                 Expenses.  All expenses incurred in connection with any registration pursuant to this Section 2.2, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company and outside counsel for any Holder, and any fees charged by any depositary bank, transfer agent or share registrar, but excluding underwriters’ discounts and commissions, shall be borne by the Company.  Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the number of Registrable Securities sold for the account of such Holder in such registration) of all discounts, commissions or other similar amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

(e)                                  Not Demand Registration.  Registrations and takedowns pursuant to this Section 2.2 shall not be deemed to be demand registrations as described in Section 2.1 above.  There shall be no limit on the number of times the Holders may request registration or takedown of Registrable Securities under this Section 2.2.

2.3          Piggyback Registrations

(a)                                 Piggyback Registrations.  The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.1 or Section 2.2 or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within ten (10) Business Days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)                                 Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  Each Holder shall have the right to withdraw all or part of its Registrable Securities from any registration under this Section 2.3 by written notice delivered at least ten (10) days prior to the effectiveness of the relevant registration statement.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.3(d).

(c)                                  Underwriting.  If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting.  Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude the Registrable Securities from the registration and the underwriting on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting participation in such registration; provided, however, that the right of the underwriter(s) to exclude Registrable Securities from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced to a number below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities (other than the 2017 Registrable Securities in the event that the holders thereof exercise their demand registration rights under the 2017 Shareholders Agreement) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s) delivered at least ten (10) days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(d)                                 Expenses.  All expenses incurred in connection with any registration pursuant to this Section 2.3, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company and outside counsel for any Holder, and any fees charged by any depositary bank, transfer agent or share registrar, but excluding underwriters’ discounts and commissions, shall be borne by the Company.  Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the number of Registrable Securities sold for the account of such Holder in such registration) of all discounts, commissions or other similar amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

(e)                                  Not Demand Registration.  Registration pursuant to this Section 2.3 shall not be deemed to be a demand registration as described in Section 2.1 above.  There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.3.

2.4          Obligations of the Company

Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably practicable:

(a)                                 Registration Statement.  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective as soon as practicable and remain effective until the earlier of (i) the one hundred twentieth (120th) day (or, in the case of a Resale Shelf, eighteen (18) months) after the date of effectiveness and (ii) such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold, provided, however, that (x) before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall provide counsel for Holders of registration rights relating to securities of the Company with an adequate and appropriate opportunity to review and comment on such registration statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, it being understood that such documents shall be under the Company’s control, and (y) the Company shall notify the counsel and each selling Holder of Registrable Securities of any stop order issued or threatened by the SEC and take all action required to prevent the entry of such stop order or to remove it if entered.

(b)                                 Amendments and Supplements.  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement.

(c)                                  Prospectuses.  Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)                                 Blue Sky.  Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service of process in such jurisdiction and except as may be required by the Securities Act.

(e)                                  Underwriting.  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement, provided that (i) no Holder will be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements specifically regarding such Holder, its rights, title and interest in the Registrable Securities and its intended method of distribution and any other representations customarily required or required by law and (ii) no Holder will be required to provide an indemnity in such underwriting agreement that is broader than the provisions in Section 3.2.

(f)                                   Notification.  Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and the Company shall promptly prepare a supplement or amendment to such prospectus (and, if necessary, a post-effective amendment to the registration statement) and furnish to the selling Holder of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)                                  Opinion and Comfort Letter.  Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h)                                 Exchange Listing.  Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(i)                                     SEC Compliance; Earnings Statements.  Comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the registration statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the registration statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

2.5          Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of the selling Holders that such selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to timely effect the Registration of their Registrable Securities.

2.6          Provisions Relating to Notes

The Parties agree that, for so long as any Note remains outstanding:

(a)                                 Whenever the provisions of this Agreement require determination of the number of Registrable Securities outstanding, such number shall include the number of Registrable Securities issuable upon conversion of all outstanding Notes held by the Investors; and

(b)                                 An Investor that holds all or any portion of the outstanding Notes shall be deemed a Holder of such number of Registrable Securities that are issuable upon full conversion of the outstanding Notes held by such Investor for all purposes of this Agreement.

3.                                      INDEMNIFICATION

Notwithstanding any other provision under this Agreement, in the event any Registrable Securities are included in a registration statement under this Agreement:

3.1          Indemnification by the Company.  To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, and each of their respective partners, officers, directors, employees, advisors, agents, any underwriter (as defined in the Securities Act) for such Holder, and each Person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against all losses, claims, damages and liabilities (joint or several; or actions, proceedings or settlements in respect thereof) to which such Holder, partner, officer, director, employee, advisor, agent, underwriter or Controlling Person may become subject under applicable laws which relate to action or inaction required of the Company in connection with any registration, qualification or compliance, insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(a)                                 any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(b)                                 the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; or

(c)                                  any violation or alleged violation by the Company of any applicable securities laws, or any rule or regulation promulgated thereunder in connection with the offering covered by such registration statement;

and the Company shall reimburse such Holder, partner, officer, director, employee, advisor, agent, underwriter and Controlling Person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the indemnity agreement contained in this Section 3.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon (A) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by a Holder or any of their respective partners, officers, directors, employees, advisors, agents, underwriters or Controlling Persons or (B) delivery of a prospectus by a Holder who has received notice from the Company that the registration statement relating thereto contains an untrue statement of a material fact or an omission of a material fact.

3.2          Indemnification by the Holders.  To the extent permitted by law, each Holder shall, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualifications or compliance is being effected pursuant to Section 2.1, Section 2.2 or Section 2.3, indemnify and hold harmless the Company, each of its employees, advisors, agents and directors, each of its officers who has signed the registration statement, each Person, if any, who Controls the Company within the meaning of the Securities Act and any underwriter, against any losses, claims, damages or liabilities (joint or several; or actions, proceedings or settlements in respect thereof) to which the Company or any such director, officer, legal counsel, Controlling Person underwriter may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or Violation, in each case to the extent (and only to the extent) that such statement, omission or Violation occurs in the Company’s reasonable reliance upon and in conformity with written information furnished by such Holder, or their respective partners, officers, directors, employees, advisors, agents, underwriters or Controlling Persons expressly for use in connection with such registration:

(a)                                 untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

(b)                                 omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such employee, advisor, agent, director, officer, controlling Person or underwriter in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the indemnity agreement contained in this Section 3.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; and provided, further, that except for liability for fraud or willful misrepresentation, in no event shall any indemnity under this Section 3.2 exceed the net proceeds received by such Holder in such registration.  For the avoidance of doubt, the obligations of the Holders under this Section 3.2 are several but not joint.

3.3          Conduct of Indemnification Proceedings.  Any Person entitled to indemnification or contribution hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure).  If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party.  Each Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable and documented out of pocket fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party.  In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the reasonable and documented out of pocket fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties and all such reasonable and documented out of pocket fees and expenses shall be reimbursed as incurred.  No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

3.4          Contribution.  If the indemnification provided for in this Section 3 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or insufficient to hold harmless an Indemnified Party in respect of any losses, claims, damages and liabilities (or actions, proceedings or settlements in respect thereof) referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages and liabilities (or actions, proceedings or settlements in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages and liabilities (or actions, proceedings or settlements in respect thereof), as well as any other relevant equitable considerations.  The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the losses, claims, damages and liabilities (or actions, proceedings or settlements in respect thereof) referred to above shall be deemed to include, subject to the limitations set forth herein, any reasonable and documented out of pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by any Holder shall be limited to the net proceeds received by such Holder in the offering.  The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

3.5          Survival.  The obligations of the Company and Holders under this Section 3 shall survive for a period of six (6) years after the completion of any offering of Registrable Securities in a registration statement under this Agreement.

4.                                      2017 SHAREHOLDERS AGREEMENT

Each Holder hereby acknowledges and agrees that the registration rights granted hereunder shall be subordinate to the registration rights to which the “Holders” (as defined in the 2017 Shareholders Agreement) are entitled pursuant to the 2017 Shareholders Agreement.

5.                                      ASSIGNMENT

The registration rights granted to the Investor under this Agreement shall not be transferred or assigned in whole or in part by the Investor without the prior written consent of the Company; provided that the Investor may transfer or assign the registration rights granted to it under this Agreement without the prior written consent of the Company to any Person to whom the Investor transfers all or any portion of the Notes or Registrable Securities in compliance with the terms of the Transaction Documents (as defined in the Note Purchase Agreement).  Such transferee shall execute a counterpart to this Agreement and become a party hereto, and shall be deemed an “Investor” and be bound by the terms and conditions of this Agreement.

6.                                      MISCELLANEOUS

6.1          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws thereunder.

6.2          Dispute Resolution.  Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.  The law of this arbitration clause shall be Hong Kong law.  The seat of arbitration shall be Hong Kong.  It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

6.3          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

6.4          Registration Rights to Third Parties.  For so long as the Investor (collectively with its Affiliates) beneficially owns Registrable Securities that represent no less than 50% of the Registrable Securities owned by the Investor immediately after the Closing (as defined in the Note Purchase Agreement) (as appropriately adjusted to reflect any share split, share dividend, consolidation, reclassification, recapitalization or similar event affecting the Registrable Securities), without the prior consent of the Holders of seventy-five percent (75%) of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person any registration rights of any kind (whether similar to the demand, Form F-3 or “piggyback” registration rights described in this Agreement, or otherwise) relating to any Securities of the Company, other than (a) rights that are subordinate in right to the Holders or (b) the registration rights already granted under the 2017 Shareholders Agreement.

6.5          Notices.  All notices and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon receipt, when delivered personally; (b) one Business Day after deposit with an internationally recognized overnight courier service; or (c) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the Party to receive the same.  The addresses of the Parties for such communications are set forth on Schedule II.  A Party may change or supplement the addresses given above by giving the other Party written notice thereof in the manner set forth above.

6.6          Entire Agreement.  This Agreement, together with all the schedules and exhibits hereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement of the Parties with respect to the subject matters hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties with respect to such subject matters.

6.7          Amendment; Waiver.

(a)                                 The provisions of this Agreement may be amended or modified only upon the prior written consent of the Company and the Holders of seventy-five percent (75%) of the Registrable Securities then outstanding.

(b)                                 The observance of any provision in this Agreement may be waived only by the written consent of the Party against whom such waiver is to be effective.  No failure or delay on the part of any Party to exercise any right hereunder shall operate as waiver thereof, nor shall any single or partial exercise by any Party of any right preclude any other or future exercise thereof or the exercise of any other right.

6.8          Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties.  In such event, the Parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the Parties’ intent in entering into this Agreement.

6.9          Termination.  This Agreement shall terminate as to an Investor or Holder on the date on which that Investor or Holder ceases to own any Registrable Securities, or upon the mutual written consent of the Company and that Investor or Holder.  No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

6.10        Further Assurances.  The Parties agree to cooperate with each other and do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with Applicable Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY

LEXINFINTECH HOLDINGS LTD.
(乐信控股有限公司)

By:	/s/ Wenjie Xiao
	Name:	Wenjie Xiao
	Title:	Chairman and Chief executive officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

INVESTORS

PAGAC LEMONGRASS HOLDING I LIMITED

By:	/s/ David Jaemin Kim
	Name:	David Jaemin Kim
	Title:	Authorized Signatory

[Signature Page to Registration Rights Agreement]

SCHEDULE I

List of Investors

PAGAC Lemongrass Holding I Limited

Schedule I

SCHEDULE II

Notice

If to the Company, to:

LexinFintech Holdings Ltd. (乐信控股有限公司)
Address:	27/F CES Tower
No. 3099 Keyuan South Road
Nanshan District, Shenzhen 518052
The People’s Republic of China
Email:	[Email address]
Attention:	Jay Wenjie Xiao

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Address:	c/o 42/F Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Email:	[Email address]
Attention:	Z. Julie Gao

If to Investors, to:

PAGAC Lemongrass Holding I Limited
Address:	15F, AIA Central, 1 Connaught Road Central, Hong Kong
Email:	[Email address]
Attention:	Jon Lewis

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Address:	Unit 908, 9th Floor, Kerry Parkside Office
No. 1155 Fang Dian Road
Pudong New Area, Shanghai 201204
The People’s Republic of China
Email:	[Email address]
Attention:	Niping Wu

Schedule II